Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Royalty Pharma plc 2020 Independent Director Equity Incentive Plan of Royalty Pharma plc of our report dated March 26, 2020, with respect to the consolidated financial statements of Royalty Pharma Investments and subsidiaries, in the Registration Statement (Form S-1 No. 333-238632) and related Prospectus of Royalty Pharma plc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland

June 15, 2020